Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Corporation Appoints Michael J. Dolan as Chief Financial Officer
Portland, Oregon: August 1, 2006 – TRM Corporation (NASDAQ: TRMM) announced today that Michael J. Dolan has been appointed Chief Financial Officer as of August 1, 2007.
Richard Stern, the Company’s President and Chief Executive Officer said, “Mike has proven experience in senior accounting and finance roles and also executed a number of initiatives in cost savings, cash management, and valuation related to mergers and acquisitions. He brings a wealth of knowledge to TRM and I look forward to working with him as we continue to improve the Company’s performance and operational excellence.”
Mr. Dolan brings over twenty years of financial and accounting experience to TRM Corporation. Since September of 1999, he was the Chief Financial Officer of Direct Group, a privately held direct mail and fulfillment services company supporting major financial banking, insurance and marketing firms. As Chief Financial Officer, he was responsible for managing all finance, treasury, reporting, banking, audit, HR and administrative functions and staffs. Prior to that from 1988 to 1999, Mr. Dolan held various finance and accounting management positions at Acxiom Corporation. During his eleven-year tenure at Acxiom, and at a time when the company’s annual revenue increased from $68 million to $800 million, he was the company leader in financial management, reporting, controls and systems. He also oversaw capital expenditure, analyzed M&A targets, and was responsible for cash management of roughly $400 million.
Mr. Dolan succeeds Daniel E. O’Brien, who recently resigned. Mr. O’Brien will remain with the Company through September 15, 2007 to assist in the transition.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly report on Form 10-Q for the quarter ended March 31, 2007 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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